Exhibit 4

Summary in the English language of:

(1)	the credit line agreement, dated December 26, 2002, as amended on November 13, 2003, entered into by and among SCOR, a syndicate of banks and BNP Paribas as Agent and as Issuing Bank, relating to the issuance of letters of credit in an aggregate amount of up to USD 900 million (the “SCOR Credit Line”); and

(2)	the credit line agreement, dated November 14, 2003, entered into by and among SCOR VIE, a syndicate of banks and BNP Paribas as Agent and as Issuing Bank, relating to the issuance of letters of credit in an aggregate amount of up to USD 110 million (the “SCOR VIE Credit Line”).

The following summary describes the material terms of the above-mentioned agreements as of the date of filing of SCOR’s Annual Report on Form 20-F for the year ended December 31, 2003.

1.	SCOR credit line agreement, dated December 26, 2002, relating to the issuance of letters of credit in an aggregate amount of up to USD 900 million as amended on November 13, 2003 (the “SCOR Credit Line”):

On November 5, 2003, the Board of Directors of SCOR authorized the signature of an amendment extending and modifying the terms of the credit agreement between SCOR and a banking syndicate entered into on December 26, 2002, relating to the issuance of letters of credit in an aggregate amount of up to USD 900 million. This amendment was signed on November 13, 2003 with the same banking syndicate as in the December 26, 2002 agreement, excluding Commerzbank, for an amended aggregate amount of up to USD 842 million. This maximum amount was subsequently reduced to USD 822 million in December 2003, and was further reduced to USD 582 million in April 2004.

Syndicate of Banks:

•	BNP Paribas;

•	Crédit Industriel et Commercial;

•	Natexis Banques Populaires;

•	Crédit Agricole Indosuez;

•	Westlb AG;

•	CDC Finance — CDC Ixis;

•	Caisse régionale de crédit agricole mutuel de Paris et d’Ile de France;

•	Crédit Lyonnais.

Issuing Bank: BNP Paribas

Collateral Agent: BNP Paribas

Term: Expires December 31, 2004. Automatic renewal unless expressly terminated upon notice 3 months before the expiration of the contract at the latest.

Fees: The SCOR Agreement provides for the following fees to be paid by SCOR:

•	A one-off extension fee of 0.2% of the total amount of the credit line payable on January 2, 2004;

•	A fee of 0.2% per year, payable quarterly, on the unused and uncancelled portion of the facility at the end of each quarter;

•	A one-off fee of 0.24% of the amount of each letter of credit issued (or modified for the first time, except for modifications relating only to a reduction of the outstanding amount); or of participations in existing letters of credit by the syndicate and

•	A fee of 0.3% per year, payable quarterly, on the outstanding utilized amount of the facility.

•	A flat fee of USD 400 on the issuance or first modification of a letter of credit or on a participation in an existing letter of credit.

Main terms/Covenants:

•	SCOR was required, by March 31, 2004, to collateralize the total amount outstanding under the SCOR Credit Line with French Government OAT Bonds for an amount equal to 105% of such outstanding amount.

•	In addition, effective March 31, 2004, SCOR is required to collateralize each new letter of credit with French Government OAT Bonds for an amount equal to 105% of the amount of such letter of credit.

•	Under the original agreement and between the date of effectiveness of the November 13, 2003 amendment and the time of such 105% collateralization by French Government OAT Bonds, other types of collateral were given to the banking syndicate (including real estate mortgages, pledges of SCOR’s shares in various subsidiaries including SCOR VIE). All these security interests were cancelled by March 31, 2004.

•	SCOR’s subsidiary SCOR VIE granted a guarantee (caution personnelle, solidaire et indivisible) for all sums due in respect of outstanding letters of credit relating to the Life business issued under the SCOR Credit Line. The agreement provided for this guarantee to be released in an amount equivalent to the amount of such Life business related letters of credit withdrawn or replaced by letters of credit issued by SCOR VIE pursuant to the SCOR VIE Credit Line described below. This guarantee is entirely released.

•	SCOR has agreed not to, and has agreed to cause certain of its subsidiaries not to, without the consent of the syndicate, sell any assets subject to certain exceptions, in particular: (i) sale or transfer of ownership of assets in the ordinary course of the management of their investment portfolio, and (ii) sale or transfer of assets in an aggregate amount not exceeding EUR 125 million.

•	SCOR has agreed not to, and has agreed to cause certain of its subsidiaries not to, create or maintain security interests in property, subject to certain exceptions, in particular: (i) a pledge in cash granted to Natexis for the World Trade Center tragedy, (ii) security interests granted in the ordinary course of reinsurance activities and (iii) security interests granted in an aggregate amount not exceeding EUR 125 million.

•	SCOR has agreed not to, and has agreed to cause certain of its subsidiaries not to, create or maintain guarantees, subject to certain exceptions, in particular: (i) guarantees given by SCOR in order to secure commitments made by SCOR Group companies in the ordinary course of their reinsurance activity and (ii) guarantees given in relation to real estate loans to SCOR employees.

•	SCOR has agreed, in the event it would seek to have letters of credit issued otherwise than as part of the facilities, to inform the syndicate and give it a right of first refusal on equivalent terms and conditions.

•	In addition to the foregoing covenants, the agreements contain covenants requiring SCOR to maintain the obligations under the agreements pari passu with its other senior debt (present or future), prohibitions on any capital decrease, cancellation of shares, as well as other covenants.

Suspension of facilities:

The banks have reserved the right to suspend the right to draw on their credit lines if:

•	Standard & Poor’s “Counterparty Credit Rating” of SCOR is inferior to BBB- ;

•	Standard & Poor’s, for whatever reason, no longer rates SCOR in the category “Counterparty Credit Rating” and the rating attributed by Fitch IBCA for “unsecured long term” is below BB, or

•	none of Standard & Poor’s or Fitch IBCA rate SCOR in the respective rating categories mentioned above.

Information:

Under the agreement, SCOR is required to inform the syndicate of and/or provide it with, inter alia, the following:

•	any permitted sale or transfer of assets and the receipt of any extraordinary proceeds, including any capital increase.

•	annual and consolidated financial statements (within four months of the end of the fiscal year), six-months statutory and consolidated financial statements (within ten weeks of the end of each semester) and quarterly statutory and consolidated financial statements (within ten weeks of the end of each quarter).

•	any change in the composition of its Board of Directors, the general management, or a change of its auditors;

•	any event constituting an Event of Default (see description of main events of default below) or a Material Adverse Event[1];

•	any sale or transfer of assets.

•	any reinsurance claim representing for SCOR or any member of the SCOR Group an amount in excess of USD 50 million.

•	any arbitral, administrative or judicial proceedings for an amount in excess of USD 50 million.

Main Events of Default (resulting in a suspension of the credit facilities and the termination of the agreements):

•	Failure by SCOR to pay amounts due under the facilities or under its guarantee of the obligations of SCOR VIE.

•	Cross-default: (i) a default or acceleration of payment obligations under the SCOR VIE credit facility described below[2] or (ii) an event of default occurs in relation to any financial debt of more than EUR 25 million of SCOR or any company of the SCOR Group or SCOR or any company of the SCOR Group fails to pay when due any amount of more than EUR 25 million due or guaranteed by SCOR or any company of the SCOR Group.

•	Insolvency of SCOR or any company of the SCOR Group;

•	Occurrence of a Material Adverse Event or an event which the majority of the syndicate (67%) deems to be a Material Adverse Event;

•	A decrease of SCOR’s consolidated net worth below EUR 1 billion;

•	The auditors of SCOR or a company of the SCOR Group refusing to certify statutory financial statements, or certifying only with significant reservations;

•	Attachments on assets with value in excess of EUR 10 million.

2.	SCOR VIE credit line agreement, dated November 14, 2003, relating to the issuance of letters of credit in an aggregate amount of up to USD 110 million (the “SCOR VIE Credit Line”).

History: On November 14, 2003, in connection with the contribution of the Life business of SCOR to SCOR VIE, SCOR VIE entered into a USD110 million credit facility

[1]	Defined as an event affecting or likely to affect materially and adversely the economic, financial or legal condition of SCOR or of the Group or their entities, or the activity of SCOR to perform its obligations under the credit facility.

[2]	Except in the event that SCOR has transferred at least ⅓ or more of the share capital of SCOR VIE to an entity outside the SCOR Group.

agreement utilizable by the issuance of letters of credit necessary to carry out the Life business with a banking syndicate comprised of the banks mentioned below (i.e. the same banking syndicate as for the SCOR Credit Line).

Syndicate of Banks:

•	BNP Paribas;

•	Crédit Industriel et Commercial;

•	Natexis Banques Populaires;

•	Crédit Agricole Indosuez;

•	Westlb AG;

•	CDC Finance — CDC Ixis;

•	Caisse régionale de crédit agricole mutuel de Paris et d’Ile de France;

•	Crédit Lyonnais.

Issuing Bank: BNP Paribas

Collateral Agent: BNP Paribas

Term: Expires December 31, 2004. Automatic renewal unless expressly terminated upon 3 months notice before the expiration of the contract at the latest.

Fees: The agreement provides for the following fees to be paid by SCOR VIE:

•	A fee of 0.2% per year, payable quarterly, on the unused and uncancelled portion of the facility at the end of each quarter;

•	A one-off fee of 0.24% of the amount of each letter of credit issued (or modified for the first time, except for modifications relating only to a reduction of the outstanding amount); and

•	A fee of 0.30% per year, payable quarterly, of the outstanding utilized amount of the facility;

•	A flat fee of USD 400 on the issuance or first modification of a letter of credit.

•	A one-off participation fee of USD 220,000.

Main terms/Covenants:

•	Collateralization by French Government OAT Bonds in an amount of 105% of the amounts outstanding under the facility.

•	Any new letter of credit issued must be collateralized at 105% of its amount by French Government OAT Bonds.

•	SCOR has granted a guarantee (caution personnelle, solidaire et indivisible) for all sums of whatever nature, owed by SCOR VIE in respect of the SCOR VIE Credit Line.

Suspension of facility in the event of a change of control:

•	Absent unanimous agreement of all the banks, the Issuing Bank will refuse to issue any new letters of credit in the event that SCOR VIE ceases to be controlled (within the meaning of Article L.233-3 of the French Code de Commerce) by SCOR.

Information:

Under the agreement, SCOR VIE is required to inform the syndicate of and/or provide it with, inter alia, the following:

•	any contemplated and any consummated sale or transfer of SCOR VIE shares by SCOR;

•	(i) any sale or transfer of assets for an individual amount in excess of EUR 10 million, except for transactions in the ordinary course of the management of their investment portfolio, and (ii) the receipt of any extraordinary proceeds, including any capital increase;

•	annual and consolidated financial statements (within four months of the end of the fiscal year), six-months statutory and consolidated financial statements (within ten weeks of the end of each semester) and quarterly statutory and consolidated financial statements (within ten weeks of the end of each quarter);

•	any change in the composition of the Board of Directors and the general management, or its auditors;

•	any event constituting an Event of Default (see description of main events of default below) or a Material Adverse Event[2];

•	any reinsurance claim representing for SCOR VIE an amount in excess of USD 30 million;

•	any arbitral, administrative or judicial proceedings for an amount in excess of USD 30 million.

Main Events of Default (resulting in a suspension of the credit facilities and the termination of the agreement):

•	SCOR VIE’s failure to pay any amounts due under the SCOR VIE Credit Line;

[3]	Defined as an event affecting or likely to affect materially and adversely the economic, financial or legal condition of SCOR VIE or of the SCOR Group or their entities or, if SCOR has transferred at least 1/3 or more of the share capital of SCOR VIE to an entity outside the SCOR Group, such entity’s group, or SCOR VIE’s ability to satisfy its obligations under this Agreement.

•	Cross-default: An event of default occurs in relation to any Financial Debt of more than EUR 30 million or SCOR VIE fails to pay when due any amount of more than EUR 30 million due or guaranteed by it;

•	SCOR’s failure to pay any amounts due under its guarantee of the obligations of SCOR VIE;

•	Any default under the SCOR’s Credit Line described above[4];

•	Insolvency of SCOR VIE;

•	Occurrence of a Material Adverse Event or of an event which the majority of the syndicate (67%) deems to be a Material Adverse Event;

•	A decrease in SCOR VIE’s consolidated net worth below EUR 250 million;

•	The auditors of SCOR VIE refusing to certify SCOR VIE’s statutory financial statements, or certifying only with significant reservations.

•	Attachments on assets with value in excess of EUR 10 million.

[4]	Except in the event that SCOR has transferred at least 1/3 or more of the share capital of SCOR VIE to an entity outside the SCOR Group.